EXHIBIT 2.1


                              TERMINATION AGREEMENT

        THIS TERMINATION AGREEMENT (this "Termination Agreement") is made and entered into as of November 18, 2004 by and among YDI Wireless, Inc., a Delaware corporation ("Parent"), Stun Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Phazar Corp, a Delaware corporation (the "Company").

        NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

              1. Termination of Merger Agreement. The Agreement and Plan of Merger, dated as of October 30, 2003, as amended to date (as amended, the "Merger Agreement"), among Parent, Merger Sub, and the Company is hereby terminated by mutual consent pursuant to Section 7.1(a) thereof.

              2. Payment and Transfer of Equipment.

                 (a) Parent shall pay the Company the sum of One Hundred Thousand Dollars ($100,000.00) within five (5) business days of the date of this Termination Agreement.

                 (b) Parent does hereby sell, transfer, convey, assign, and deliver to the Company the personal property (the "Equipment") described on Exhibit A attached hereto. The Equipment is transferred AS IS, WHERE IS, and WITH ALL FAULTS without any covenant or warranty, express or implied, of any nature whatsoever, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

             3. Mutual Release. Each of the parties hereto on its behalf and on behalf of its affiliates, subsidiaries, successors and assigns, present and former shareholders, officers, directors, employees, agents, representatives, attorneys and any persons acting by, through, under, or in concert with each of them or any of them hereby completely releases and forever discharges the other parties hereto, their affiliates, subsidiaries, successors and assigns, present and former shareholders, officers, directors, employees, agents, representatives and attorneys from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature, and character whatsoever, known or unknown, which such party may now have or may in the future have, arising from or relating to the Merger Agreement, including, without limitation, the termination thereof, whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation; provided, that this Termination Agreement does not release or discharge the parties hereto from their respective obligations under this Termination Agreement or Section 5.3(b), Section 5.5, or Section 5.16 of the Merger Agreement.


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             4. Miscellaneous.

                 (a) This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (irrespective of its choice of law principles).

                 (b) This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile or copy of a signature is valid as an original.


                 (c) If any provision of this Termination Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Termination Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Termination Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision; and, if they do not act to replace the provision, the Termination Agreement will be interpreted as if they had replaced it with such a provision.

        IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Termination Agreement to be signed by their respective duly authorized officers, all as of the date first written above.



[Seal]                                       PHAZAR CORP


                                             By: /s/ Gary W. Havener
                                                 -------------------
                                             Name: Gary W. Havener
                                                   President

[Seal]                                       YDI WIRELESS, INC.


                                             By: /s/ Robert E. Fitzgerald
                                                 ------------------------
                                             Name: Robert E. Fitzgerald
                                                   Chief Executive Officer


                                             STUN ACQUISITION CORPORATION


                                             By: /s/ Robert E. Fitzgerald
                                                 ------------------------
                                             Name: Robert E. Fitzgerald
[Seal]                                             Chief Executive Officer


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                                   EXHIBIT A
                              Transferred Equipment

                   Item                Model                     Serial Number
                   ----                -----                     -------------
CNC Machine                             ERH                     7029-A00-94-0931
Jet Milling Machine                  Jet Turret                      804192
Birmingham Milling Machine             AC3KV                        8740300
Saw King Bandsaw                     LTN-14000A                     B361635
Pexto Brake                            137-1                          7/71
Tennsmith                       Sheet Metal Brake                     N/A
Tennsmith                           Angle Brake                       N/A
Jet Geared Head Engine Lathe          GH-1340A                      809W514